EXHIBIT 99.1

Sharps Compliance Revenue Increases 22% to $6.3 Million; Achieves Net Income of $122,000 in Fiscal 2014 First Quarter

  First quarter billings grew 24% to record $6.7 million led by measurable growth in targeted retail and professional markets
  Sequential growth in quarterly billings of 33% driven by growth in retail and professional markets
  Retail market billings up 59% over prior-year first quarter and up 22% over comparative trailing twelve month period
  Professional market billings increase 47% over prior-year first quarter and up 31% over comparative trailing twelve month period from both solid traction from inside and online sales channel and joint-marketing alliance wins
  Balance sheet remains solid with a cash balance of $15.3 million and working capital of $16.7 million

HOUSTON, Oct. 23, 2013 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications, today reported financial results for the first quarter fiscal year 2014 ended September 30, 2013.

Revenue in the first quarter of fiscal 2014 was $6.3 million, up $1.1 million, or 21.7%, over revenue in the fiscal 2013 first quarter of $5.2 million. Net income for the fiscal 2014 first quarter was $0.1 million, or $0.01 per diluted share, compared with a net loss of $0.6 million, or ($0.04) per diluted share, for the corresponding prior-year period.

Customer billings, the Company's measure for performance and progress of the business, increased $1.3 million, or 23.6%, to $6.7 million compared with the prior-year period, driven by solid growth in billings to the Retail, Professional and Home Health Care markets. These were offset by lower billings to the Core Government market, as last year's first quarter benefitted from a $0.2 million stocking order placed by the US Department of Defense. On a sequential basis, customer billings increased $1.7 million, or 32.7%, compared with $5.1 million in the trailing fourth quarter of fiscal 2013. Significant growth over the trailing quarter was realized in the Retail and Professional markets. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

David P. Tusa, President and Chief Executive Officer of Sharps, commented, "Our disciplined focus on sales to key targeted markets coupled with our commitment to customer service is beginning to pay dividends. Additionally, our efforts to increase awareness of the Company as a comprehensive provider of medical waste management services are beginning to resonate in the industry. We look to further increase our traction in all key markets through field, inside and web sales supported by continued and more aggressive marketing initiatives."

Focused sales and marketing initiatives continue to drive revenue

Professional market billings grew $0.5 million, or 46.9%, to $1.5 million in the first quarter of fiscal 2014. Sales to this market also grew $0.4 million, or 41.7%, over the trailing fourth quarter of fiscal 2013. The continuing growth in this market is a result of the Company's targeted telemarketing initiatives and promotional activities to educate doctors, dentists and veterinarians of the significant cost advantage and convenience of the Company's Sharps® Recovery mailback system when compared with the traditional pick-up service for the small quantity generator sector. The Company's inside and online sales channel, which is focused primarily on the Professional market, realized a 42.0% increase in billings to $1.1 million in the fiscal 2014 first quarter from $0.8 million in the prior-year period. Additionally, the Professional market was positively impacted by joint marketing alliance-related business during the current quarter.

Retail market billings increased $0.7 million, or 58.6%, to $1.8 million, compared with the prior-year period. Billings to this market were up 165% over the trailing fiscal 2013 fourth quarter. The year-over-year and sequential increases were primarily due to the timing of orders related to the traditional flu shot season. Nonetheless, sales to this market are trending upward as demonstrated by a 22% increase in trailing twelve months' sales when compared with the prior-year's trailing twelve month period. While this market is traditionally volatile, quarter-by-quarter, due to variability in demand of the flu shot solutions, the expansion of retail pharmacies' health care services, in general, helps drive growth for the Company.

The Home Health Care market reflected solid growth over the prior year's quarter, increasing $0.2 million, or 11.8%, to $2.0 million. First quarter Assisted Living billings were $0.4 million, up 14.9% over the prior-year period, while Pharmaceutical market billings were up 7.7%, to $0.6 million compared with the prior-year period.

Steady operating performance

Gross margin improved to 37.1% in the first quarter of fiscal 2014 compared with gross margin of 30.1% in the fiscal 2013 first quarter. The improvement was driven by the leverage gained from higher revenue.

Selling, general and administrative (SG&A) expense was consistent at $2.1 million in the first quarter of both fiscal 2014 and 2013. The Company expects to incur a quarterly level of about $2.2 million to $2.4 million in SG&A expense over the next several quarters.

For the first quarter of fiscal 2014, the Company generated operating income of $0.1 million compared with an operating loss of $0.6 million in the same period of the prior year.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, was $0.4 million for the first quarter of fiscal 2014 compared with an EBITDA loss of $0.4 million in the same period of the prior fiscal year. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release.)

Financial flexibility and a strong balance sheet

Cash and cash equivalents were $15.3 million at September 30, 2013 compared with $15.5 million at June 30, 2013. Working capital was $16.7 million at September 30, 2013, comparable with $16.6 million at the end of fiscal 2013. At September 30, 2013, stockholders' equity and total assets were $21.2 million and $26.4 million, respectively, compared with $21.1 million and $25.5 million, respectively, at June 30, 2013.

In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period. During the quarter ended September 30, 2013, the Company repurchased 19,000 shares at an average price of $2.71 per share, for a total of approximately $52,000, bringing total shares repurchased under the program to 44,360 at a cost of $126,000.

Well positioned for growth and profitability

Mr. Tusa noted, "Our experienced, dedicated team is committed to growing into a much larger organization as we further penetrate the billion dollar medical waste and unused medication management market. I will be working closely with Brandon Beaver, our new Senior VP of Sales, to continue our sales growth momentum by focusing on our core Home Health Care, Assisted Living, Professional and Pharmaceutical manufacturer markets. We are in the process of adding quality field sales persons and expanding our inside sales initiative as part of the execution strategy to drive further growth and profitability."

First quarter fiscal year 2014 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialing (201) 689-8560. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until Wednesday, November 6, 2013. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 420953. A transcript will also be posted to Sharps' website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service provider of comprehensive medical waste management services throughout North America. Its strategy is to capture a large part of the estimated $3.8 billion untapped market for its solutions by targeting the major agencies that are interrelated with this medical waste stream, including pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, the U.S. government and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps® Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company has partnered with Daniels Sharpsmart in a joint marketing alliance to serve the entire U.S. medical waste market, addressing small and large quantity medical waste generators with highly cost-effective and compliant solutions. Its innovative offerings serve the needs of healthcare and physician's facilities, dental groups and veterinarians that have multi-site and multi-size locations.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net income (loss) per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three-Months Ended September 30,
	(Unaudited)
	2013	2012	% Change

Revenue	$ 6,273	$ 5,153	21.7%

Cost of revenue	3,948	3,601	9.6%
Gross profit	2,325	1,552	49.8%
Gross margin	37.1%	30.1%
SG&A expense	2,079	2,080	0.0%
Depreciation and amortization	116	113	2.7%

Operating income (loss)	130	(641)
Operating margin	2.1%	(12.4%)
Other income	5	8

Income (loss) before income taxes	135	(633)
Income tax expense	13	6
Net income (loss)	$ 122	$ (639)

Net income (loss) per share
Basic	$ 0.01	$ (0.04)
Diluted	$ 0.01	$ (0.04)

Weighted Average Shares Outstanding
Basic	15,343	15,209
Diluted	15,366	15,209

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2013	June 30, 2013
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 15,337	$ 15,503
Restricted cash	111	111
Accounts receivable, net	3,695	2,595
Inventory	1,523	1,632
Prepaid and other current assets	640	583
Total current assets	21,306	20,424
Property, plant and equipment, net	4,382	4,440
Intangible assets, net	723	668
Total assets	$ 26,411	$ 25,532

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,667	$ 1,085
Accrued liabilities	1,293	1,345
Deferred revenue	1,637	1,351
Total current liabilities	4,597	3,781
Long-term deferred revenue	582	579
Other long-term liabilities	11	102
Total liabilities	5,190	4,462
Stockholders' equity:
Total stockholders' equity	21,221	21,070
Total liabilities and stockholders' equity	$ 26,411	$ 25,532

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended September 30,
	2013	% Total	2012	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,953	29.1%	$ 1,747	$ 206	11.8%
Retail	1,848	27.5%	1,165	683	58.6%
Professional	1,470	21.9%	1,001	469	46.9%
Pharmaceutical	605	9.0%	562	43	7.7%
Assisted Living	432	6.4%	376	56	14.9%
Core Government	153	2.3%	392	(239)	(61.0%)
Other	251	3.7%	186	65	34.9%
Subtotal	6,712	100.0%	5,429	1,283	23.6%
GAAP Adjustment *	(439)		(276)	(163)	59.1%
Revenue Reported	$ 6,273		$ 5,153	$ 1,120	21.7%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue.
Customer billings include all invoiced amounts for products shipped during the period reported.
GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended September 30,
	2013	% Total	2012	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 2,445	36.4%	$ 1,765	$ 680	38.5%
Distributors	3,161	47.2%	2,885	276	9.6%
Inside and Online Sales	1,106	16.5%	779	327	42.0%
Total Billings By Channel	$ 6,712	100.0%	$ 5,429	$ 1,283	23.6%

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended September 30,
	2013	2012

Net Income (loss)	$ 122	$ (639)

Income tax expense	13	6
Interest income	(5)	(8)
Depreciation and amortization	272	276

EBITDA	$ 402	$ (365)

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax (benefit) expense, interest (income) expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) per Share *
(unaudited)
(in thousands, except per share data)

September 30,
	2013	2012

Net income (loss)	$ 122	$ (639)
Diluted net income (loss) per share	$ 0.01	$ (0.04)

Deferred Tax Valuation Allowance	$ (41)	$ 217

Adjusted Net Income (Loss)	$ 81	$ (422)

Adjusted diluted net income (loss) per share*	$ 0.01	$ (0.03)

* In accordance with U.S. generally accepted accounting principles (GAAP), reported net income (loss) per share includes the after-tax impact of the items identified in this table. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         Deborah K. Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com